As filed with the Securities and Exchange Commission on December 20, 2005.	File No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact Name of Issuer as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	P.O. Box 398 63 Highway 515 Blairsville, Georgia 30512 (Address of Issuer’s Principal Executive Offices)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks Employee Stock Purchase Plan
(Full Title of the Plan)

Jimmy C. Tallent
President and Chief Executive Officer
P.O. Box 398
63 Highway 515
Blairsville, Georgia 30512
(706) 781-2265
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James W. Stevens
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E. , Suite 2800
Atlanta, Georgia 30309
(404) 815-6500
(404) 541-3400 (fax)
.
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $1.00 par value, to be issued under the Employee Stock Purchase Plan	250,000(1)	$ 27.13 (2)	$6,872,500(2)	$ 725.73

(1) In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $27.13 per share, the average of the high and low prices per share of the Common Stock on December 16, 2005, as reported by the Nasdaq National Market.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by United Community Banks, Inc. (the “Company” or the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)  The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

(2)  The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2005.

(3)  The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2005.

(4)  The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2005.

(5)  All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

(6)  A description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form S-3, File No. 3-116623, filed with the Commission on June 18, 2004, including any amendment or report filed for the purpose of updating such description.

(7)  All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold.

ITEM 4.   DESCRIPTION OF SECURITIES

Not applicable (the Registrant’s common stock is registered under Section 12(g) of the Exchange Act).

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia. As of the date of this prospectus supplement, Kilpatrick Stockton attorneys participating in this matter own approximately 25,516 shares of our common stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Articles of Incorporation provide that no director shall be personally liable to the Registrant or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

The Registrant’s Bylaws require the Registrant to indemnify directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, the Bylaws require the Registrant to indemnify directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of the Registrant to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to the Registrant, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.   EXHIBITS

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4	United Community Banks Employee Stock Purchase Plan, dated December 16, 2005

5	Opinion of Kilpatrick Stockton, LLP

23.1	Consent of Porter Keadle Moore, LLP

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)

ITEM 9.   UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on December 19, 2005.

UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., and either of them, his true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated, on December 19, 2005.

Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Robert L. Head, Jr. Robert L. Head, Jr.	Chairman of the Board
/s/ W.C. Nelson, Jr. W. C. Nelson, Jr.	Vice Chairman of the Board
/s/ A. William Bennett A. William Bennett	Director
/s/ Robert H. Blalock Robert H. Blalock	Director
/s/ Guy W. Freeman Guy W. Freeman	Director
/s/ Thomas C. Gilliland Thomas C. Gilliland	Director
/s/ Charles Hill Charles Hill	Director
/s/ Hoyt O. Holloway Hoyt O. Holloway	Director
/s/ Clarence W. Mason, Sr. Clarence W. Mason, Sr.	Director
/s/ Tim Wallis Tim Wallis	Director

EXHIBIT INDEX

Exhibit Number	Description

4	United Community Banks Employee Stock Purchase Plan, dated December 16, 2005

5	Opinion of Kilpatrick Stockton, LLP

23.1	Consent of Porter Keadle Moore, LLP

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)